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Belinda Banks
S&S Public Relations
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FOR IMMEDIATE RELEASE

     Brainstorm Cell Therapeutics Launches into Next Phase with the Lease of
                        New R&D Facility and Office Space

Tel Aviv, Israel-- (December 7th, 2004) -- BrainStorm Cell Therapeutics Ltd. (BrainStorm), the Israeli subsidiary of Brainstorm Cell Therapeutics Inc. (OTC
BB: BCLI.OB), an emerging company in the cell therapy space, has announced that it has leased new space in Kiryat Ha'Mada Ve Ha'Technologia in Petach Tikva, Israel. The new space will be used as a research and development facility, as well as for the corporate offices.

         "This is truly a milestone for BrainStorm--we are refocusing our activities from the research activities on the campus of Tel Aviv University, onto development efforts in an industrial setting," said Yaffa Beck, President and CEO of BrainStorm Therapeutics. Yet, the choice of the Petach Tikva will enable the Company to keep abreast of the research sponsored at the nearby Felsenstein Medical Research center of the Tel Aviv University. "Our new location allows us to remain incredibly close to the scientific team, while still giving us the room that we need to grow and evolve as a company."

         The company intends to move into the new 600 sq. meter space at the end of Q1, 2005. The facility, which is to be constructed in compliance with regulatory guidelines, is expected to meet company needs as it moves into clinical trials and will include research laboratories, clean rooms for cell processing, and offices.

         BrainStorm is focused on developing NurOwn(TM) cell therapy products, which are sourced from adult stem cells. NurOwn products have the potential to be used for treatment of neurodegenerative diseases. The company is initially focusing on development of bone marrow derived neural-like cells for Parkinson's disease.

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         For more information, contact Dr. Yaffa Beck at yaffbeck@zahav.net.il.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is an emerging company developing neural-like stem cell therapeutic products, NurOwn(TM), based on autologous bone marrow derived stromal cells, for treatment of neurodegenerative diseases. NurOwn(TM) patent pending technology is based on discoveries made by the team of prominent neurologist, Prof Eldad Melamed, Head of Neurology at Rabin Medical Center, and expert cell biologist Dr. Daniel Offen, at the Felsenstein Medical Research Center of Tel-Aviv University, enabling the differentiation of bone marrow derived stem cells into functional neurons, as demonstrated in animal models. The company holds rights to develop and commercialize the technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University. The company's initial focus is on developing treatments for Parkinson's Disease.

About Stem Cell Therapy

Stem cells are non-specialized cells with a remarkable potential for both self-renewal and differentiation into cell types with a specialized function, such as muscle, blood or brain cells. Stem cells may be sourced from fetal or embryonic tissue or from adult tissue reservoirs such as bone marrow. Use of embryonic stem cells, has become the center of significant ethical and moral debate. In contrast, use of adult stem cells does not face the same moral or legal controversy. Stem cell therapy aims to "cure" disease by replacing the 'diseased' cells with 'healthy' cells derived from stem cells. This approach has the potential to revolutionize medicine and, if successful, the implied commercial opportunities are great. Currently, both embryonic stem cells (ESC) and adult stem cells (ASC) are being explored as the potential basis for multiple cell therapy products.

About Parkinson's Disease

Parkinson's Disease (PD), which was first described by James Parkinson in 1817 as "the shaking palsy", is a chronic, progressive neurodegenerative disorder, affecting the brain cells responsible for production of dopamine. The symptoms include tremors, rigidity, slowness of movement and impaired balance. Over four million people in the developed world, including as many as 1.5 million Americans, mainly over the age of 65, are diagnosed with PD. That figure is predicted to rise by 10% by 2010. Pharmaceutical treatments of PD with an estimated combined annual market value of $4 billion, are insufficient to meet patient needs. The search for more effective treatments continues.

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Safe Harbor Statement:

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc. actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, risks associated with BrainStorm Cell Therapeutics Inc. limited operating history, history of losses and expectation to incur losses for the foreseeable future; need to raise additional capital to execute on its business plan; dependence on its license to Ramot's technology and ability to meet its funding and payment obligations included in such license agreement; ability, together with its licensor, to adequately protect the NurOwn(TM) technology; dependence on key executives who have recently joined the company and on its scientific consultants; ability to identify, negotiate and successfully implement strategic partnering relationships; ability to complete clinical trials successfully and to obtain required regulatory approvals; competition with companies, some of which have greater resources and experience in developing and obtaining regulatory approval for treatments in BrainStorm Cell Therapeutics Inc. market; the limited public trading market for BrainStorm Cell Therapeutics Inc. stock which may never develop into an active market; and other factors detailed in BrainStorm Cell Therapeutics Inc. annual report on From 10-KSB, quarterly reports on Form 10-QSB, current reports on From 8-K and other filings with the Securities and Exchange Commission available at http://www.sec.gov or by request to the Company.

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